Exhibit 10.9

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS SAND MANAGEMENT COMPANY, LLC

A Texas Limited Liability Company

Dated as of September 15, 2017

TABLE OF CONTENT’S

ARTICLE 1. DEFINITIONS		2
1.1	Definitions	2
1.2	Other Definitions	12
1.3	Construction	12
1.4	Interest Calculations	12

ARTICLE 2. ORGANIZATION		13
2.1	Formation	13
2.2	Name	13
2.3	Purposes	13
2.4	Registered Office and Registered Agent	13
2.5	Principal Office and Other Offices	13
2.6	Foreign Qualification	13
2.7	Required Documents	13
2.8	Term	14
2.9	Mergers, Conversions, and Exchanges	14
2.10	No Partnership	14

ARTICLE 3. MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS		14
3.1	Authorized Units; Additional Members	14
3.2	Capital Contributions	15
3.3	Units Owned	15
3.4	Additional Capital Contribution	15
3.5	Return of Contributions	16
3.6	No Duty to Restore Negative Capital Account	16
3.7	Capital Accounts	16
3.8	Other Provisions With Respect to Capital Contributions	16
3.9	No Additional Contribution	16

ARTICLE 4. DISTRIBUTIONS AND ALLOCATIONS		17
4.1	Distributable Cash	17
4.2	Allocation of Net Profit and Net Loss	18
4.3	Special Allocations	18
4.4	Other Special Allocations	20
4.5	Tax Allocations: Code Section 704(c)	21
4.6	Other Distribution and Allocation Rules	21
4.7	Working Capital Reserve	23

ARTICLE 5. MEMBERS AND THEIR RIGHTS, OBLIGATIONS, REPRESENTATIONS, AND CERTAIN AGREEMENTS		23
5.1	Units, Name and Address of Members	23
5.2	Liability for Capital Contributions	23
5.3	Liability to Third Parties	23
5.4	Withdrawal	23
5.5	Removal	23

i

5.6	Lack of Authority	23
5.7	Representations and Warranties of Members	23
5.8	Power of Attorney	24
5.9	Conflicts of Interest	25
5.10	Voting; Quorum	25
5.11	Annual and Special Meetings	25
5.12	Place of Meetings	25
5.13	Notice	25
5.14	Procedure; Minutes	25
5.15	Action Without Meeting	25
5.16	Action by Telephone Conference	26

ARTICLE 6. MANAGEMENT		26
6.1	Management by Manager	26
6.2	Number; Term: Qualification	27
6.3	Resignation, Death or Disability	28
6.4	Vacancies	28
6.5	Regular Meetings	28
6.6	Action Without Meeting	28
6.7	Compensation	28
6.8	Conflicts of Interest	28
6.9	Liability to Third Parties	28
6.10	Standard of Conduct	29
6.11	Affiliates	29

ARTICLE 7. OFFICERS		29
7.1	Election: Qualifications	29
7.2	Authority	29
7.3	Term	29
7.4	Vacancies	29
7.5	Resignation	29
7.6	Removal	29
7.7	Compensation	29
7.8	Conflicts of Interest	29
7.9	Liability to Third Parties	29

ARTICLE 8. INDEMNIFICATION		30
8.1	RIGHT TO INDEMNIFICATION	30
8.2	Advance Payment	30
8.3	Defense to Payment	31
8.4	Rights Continue After Death	31
8.5	Indemnification of Officers, Employees, and Agents	31
8.6	Appearance as a Witness	31
8.7	Nonexclusivitv of Rights	31
8.8	Insurance	31
8.9	Member Notification	32
8.10	Savings Clause	32

8.11	Nature of Rights	32
8.12	Waiver of Members’ Fiduciary Duties	32

ARTICLE 9. TAXES		33
9.1	Preparation of Tax Returns	33
9.2	Texas Franchise Tax Reporting and Liability	33
9.3	Tax Elections	33
9.4	Tax Matters Member	33

ARTICLE 10. BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		35
10.1	Maintenance of Books	35
10.2	Accounts	36
10.3	Investments	36
10.4	Access to Books and Records	36
10.5	Confidentiality	36

ARTICLE 11. RESTRICTIONS ON CERTAIN TRANSFERS		36
11.1	General Prohibition on Transfers	36
11.2	Matters Regarding Transfers of Units	37
11.3	Rights of Transferee; No Transfer of Status Rights	37
11.4	Substituted Members	38

ARTICLE 12. DISSOLUTION		39
12.1	Dissolution	39
12.2	Mechanics	39
12.3	Distribution of Assets Upon Dissolution	39
12.4	Distributions in Kind	39
12.5	Certificate of Termination	39

ARTICLE 13. GENERAL PROVISIONS		40
13.1	No Restrictions on the Company or Manager	40
13.2	Offset	40
13.3	Notices	40
13.4	Entire Agreement	40
13.5	Effect of Waiver or Consent	41
13.6	Amendment or Modification	41
13.7	Binding Effect; No Third Party Beneficiary	41
13.8	Governing Law	41
13.9	Arbitration	41
13.10	Further Assurance	42
13.11	Waiver of Certain Rights	42
13.12	Notice to Members of Provisions of this Agreement	42
13.13	Counterparts	42
13.14	Execution by Facsimile	42
13.15	Invalid Provisions	42
13.16	Attorneys’ Fees	43
13.17	Non-Waiver; Rights are Cumulative	43
13.18	Representation by Greenberg Traurig, LLP	43
13.19	Limits on Claims	43

Exhibit A	Member Information
Exhibit B	Long Term Incentive Plan
Exhibit C	Class B Units and Class P Units Allocation of Distributions

THE SECURITIES REPRESENTED HEREBY:

(1)

HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT;

(2)	HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR IN CONNECTION WITH THE DISTRIBUTION THEREOF; AND

(3)

MAY NOT BE TRANSFERRED EXCEPT UPON DELIVERY TO THE COMPANY OF AN EFFECTIVE FEDERAL REGISTRATION STATEMENT AND STATE QUALIFICATION RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER THAT SUCH REGISTRATION AND STATE QUALIFICATION ARE NOT REQUIRED FOR SUCH TRANSFER AND/OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE MANAGER TO THE EFFECT THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT, APPLICABLE STATE SECURITIES LAWS, AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

*    *    *    *    *

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS SAND MANAGEMENT COMPANY, LLC

A Texas Limited Liability Company

PREAMBLE

THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated to be effective as of September 15, 2017 (the “Effective Date”), is hereby duly adopted as the First Amended and Restated Limited Liability Company Agreement of Atlas Sand Management Company, LLC, a Texas limited liability company, by and between Ben M. Brigham, an individual resident of Texas (the “Founding Member”), and the Company, who agree to be bound hereby.

A. The Certificate of Formation of the Company (the “Certificate”), was filed in the office of the Secretary of State of the State of Texas on June 1, 2017, and the Secretary of State of the State of Texas issued a Certificate of Filing on the same date.

B. The Manager and Founding Member entered into that certain Company Agreement of Atlas Sand Management Company, LLC, effective as of June 1, 2017 (the “Original Agreement”).

C. The Manager and Founding Member have determined that it is in the best interest of the Company to amend and restate the Original Agreement to create various classes of Units and facilitate admitting additional Members.

D. The Manager and sole Member hereby agree that this Agreement shall replace and supersede the Original Agreement in all respects, and that from and after the Effective Date, membership in and management of the Company shall be governed by the terms set forth herein.

ARTICLE 1.

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“AAA” has the meaning given to such term in Section 13.9.

“Additional Capital Contribution” has the meaning given such term in Section 3.4(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account maintained for such Member, after giving effect to the following adjustments:

(a) The Capital Account will be increased by any amounts that the Member is obligated to restore to the Company or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations.

(b) The Capital Account will be decreased by the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Deficit” and the application of the term in the manner provided in this Agreement are intended to comply with the provisions of Section 1.704-11(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjustment Period” means any period of time t:hat begins on the Effective Date or the day following the end of the immediately preceding Adjustment Period (with respect to each subsequent Adjustment Period) and ends on the first to occur of: (a) the last day of a Fiscal Year, (b) the day immediately preceding the date of the “liquidation” of a Members interest in the Company (within the meaning of Section 1.704-1 (b)(2)(ii)(g) of the Regulations), or (c) the date on which the Company is terminated under Section 12.5.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such specified Person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the owner-ship of voting securities, by contract, or otherwise; and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this First Amended and Restated Limited Liability Company Agreement, including the Exhibits attached hereto, as amended in accordance with the terms hereto and in effect from time to time.

“Atlas Sand Company” means Atlas Sand Company, LLC, a Delaware limited liability company.

“Bankruptcy Laws” means the Federal Bankruptcy Code or any other present or future applicable federal, state, or other statute or law relating to bankruptcy, insolvency, reorganization, moratorium, or similar relief for debtor’s;.

“Base Rate” means a rate per annum that from day to day is equal to the Prime Rate plus 2%; provided, however, if the obligation on which the Base Rate accrues is a loan or other obligation that is subject to usury laws, then in no event shall the Base Rate ever exceed the maximum rate, if any, permitted by applicable usury laws.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the rules of Section 1.704-l(b)(2)(iv) of the Regulations. Subject to Section 1.704-l(b)(2)(iv) of the Regulations:

(a) To each Member’s Capital Account there shall be credited such Member’s Capital Contribution (net of liabilities that the Company is considered to assume or to take subject to under Code Section 752) and such Member’s distributive share of Net Profit and any items in the nature of income or gain that are specially allocated pursuant to Section 4.3 or Section 4.4.

(b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement (net of liabilities that such Member is considered to assume or to take subject to under Code Section 752) and such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are specially allocated pursuant to Section 4.3 or Section 4.4.

(c) In the event all or a portion of a Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest.

The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-l(b) of the Regulations, and they shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Contribution” means with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Member (or its predecessors in interest) with respect to the interest in the Company held by such Member, as reduced by any indebtedness either assumed by the Company or to which such property is subject when contributed. Such term does not include any loan made by a Member to the Company or any Subsidiary, but does include any Additional Capital Contributions made by a Member to the Company.

“Capital Ratio” means the ratio of Capital Contributions of Class A Members and Class B Members, respectively, as a percentage of the cumulative Capital Contributions of Class A Members and Class B Members; provided that for purposes of calculating the Capital Ratio, the Capital Contributions of the Class A Members shall be calculated utilizing the actual Capital Contributions of Class A Members plus $40,000,000.

“Certificate of Formation” means, at any date, the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Texas, as the same may be amended or restated and in effect at such date pursuant to the TBOC and this Agreement.

“Class A Member” means any Member that holds Class A Units.

“Class A Units” means those Units established and designated on Exhibit A as Class A Units.

“Class B Member” means any Member that holds Class B Units.

“Class B Units” means those Units established and designated on Exhibit A as Class B Units.

“Class P Units” means those interests to be distributed to the Participants pursuant to the Long Term Incentive Plan. Class P Units may be issued in separate series designated as such, as determined by the Manager. Unless expressly set forth in this Agreement, references to Class P Units shall be deemed to include any and all series of Class P Units.

“Code” means, at any time, the Internal Revenue Code of 1986, as amended, or, from and after the date any successor statute becomes, by its terms, applicable to the Company, such Successor statute, in each case as amended at such time by amendments that are, at that time, applicable to the Company. All references to sections of the Code include any corresponding provision /^provisions of any such successor statute.

“Combined Group” has the meaning given such term in Section 9.2.

“Combined Report Year” has the meaning given such term in Section 9.2.

“Commercial Rules” has the meaning given to such term in Section 13.9.

“Company” means Atlas Sand Management Company, LLC, a Texas limited liability company.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” as set forth in Section 1.704-2(b)(2) of the Regulations, and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for an Adjustment Period shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.

“Company Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to nonrecourse liabilities of the Company as defined in Section 1.752-l(a)(2) of the Regulations.

“Covered Person” means (a) each current and former (i) Member and each of its Affiliates (excluding, for purposes of this definition, the Company and its Subsidiaries), and its and their respective officers, directors, partners, stockholders, managers, members and employees, (ii) Manager (solely in such Person’s capacity as a Manager), and (iii) Officer (solely in such Person’s capacity as an Officer) and (b) each Person not identified in clause (a) of this definition who is a current or former manager, director or officer of any Subsidiaiy of the Company or who served in such a capacity (in each case, solely in such Person’s capacity as such) for any other entity or enterprise at the request of the Company, in each case of clause (a) or (b) of this definition, whether or not such Person continues to have the applicable status and whom the Manager expressly designates as a Covered Person in a written resolution.

“Determination Date” has the meaning given such term in Section 11.2(b).

“Distributable Cash” means all cash funds of the Company on hand at any time after payment of all Operating Expenses, payable as of such time reduced by the amount of the Working Capital Reserve, if any, at such time.

“Effective Date” has the meaning given it in the preamble of this Agreement.

“Fair Value” means, with respect to any Units, the fair value of such Units, as agreed upon by the Company and the holder of such Units, or if they are unable to agree, as determined by an independent appraiser selected by the Manager, the cost of such appraisal to be split between the Company and the holder of the Units that are being valued.

“Family Group” shall mean, with respect to (i) any Member that is a natural person, such Member, such Member’s spouse, siblings, ancestors and descendants (whether natural, by marriage or adopted) and any trust or other estate planning vehicle solely for the benefit of such Member and/or such Member’s spouse, siblings, ancestors and/or descendants (whether natural, by marriage or adopted), and with respect to (ii) any Member that is an entity, any Person controlling such Member Entity and such Person’s spouse, siblings, ancestors and descendants (whether natural, by marriage or adopted) and any trust or other estate planning vehicle solely for the benefit of such Person’s spouse, siblings, ancestors and/or descendants (whether natural, by marriage or adopted).

“Fifth Hurdle Threshold” means when each Class B Member has achieved an IRR of 50% and a ROI of 5.0 to 1.0.

“First Hurdle Threshold” means when each Class A Member and each Class B Member has achieved a ROI of 1.0 to 1.0.

“Fiscal Year” means the taxable year of the Company, which shall be the calendar year or such other period determined by the Manager in accordance with the Code.

“Founding Member” has the meaning given to such term in the preamble of this Agreement.

“Fourth Hurdle Threshold” means when each Class B Member has achieved an IRR of 40% and a ROI of 4.0 to 1.0.

“Funding Notice” has the meaning given such term in Section 3.4(b).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed (or deemed to have been contributed) by a Member to the Company in connection with the execution and delivery of this Agreement and the initial Gross Asset Value of any other asset contributed (or deemed to have been contributed) by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager.

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; or (iv) a grant of an interest in the Company as consideration for the provision of Services to or for the benefit of the Company by a new or existing Member; provided, however, that the adjustments to clauses (b) and (b) above will only be made if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset, as determined by the Manager, on the date of the distribution.

(d) The Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), Code Section 734(b), or Code Section 743(b), but only to the extent that (i) such adjustments are taken into account in determining Capital Accounts pursuant to clause (f) of the definition of “Net Profit” or “Net Loss” in this Section 1.1 and (ii) an adjustment pursuant to clause (b) immediately above is not required in connection with the transaction.

“Gross Income” means, for each Adjustment Period, an amount equal to the Company’s gross income as determined for federal income tax purposes for the Adjustment Period but computed with the adjustments in paragraphs (a) through (f) of the definition of “Net Profit” or “Net Loss” in this Section 1.1.

“Incentive Liquidation Value” means, as of the date of determination and with respect to the relevant new Class P Units to be issued, the aggregate amount that would be distributed to the Participants pursuant to Section 4.1 if, immediately prior to the issuance of the relevant new Class P Units, the Company sold all of its assets for fair market value and immediately liquidated, the Company’s debts and liabilities were satisfied and the proceeds of the liquidation were distributed pursuant to Article 12.

“IRR” means that interest rate which, when used as a discount rate, causes the net present value of the cumulative distributions of Distributable Cash made to a Class B Member to equal the net present value of the Capital Contributions made by such Class B Member. For purposes of this definition, (i) net present value shall be determined using quarterly compounding periods, and (ii) all Capital Contributions and distributions of Distributable Cash shall be taken into account as of the last day of the month in which such Capital Contributions and distributions are made. “IRR” shall be calculated using the following formula:

(1/(1+IRR hurdle rate/4)^(Period/3)

“Long Term Incentive Plan” means that certain incentive plan set forth on Exhibit B.

“Manager” means, Ben M. Brigham, or in the event of his death or disability, a Person who is then the Manager with the authority to exercise or direct the exercise of the powers of the Company and manage the business and affairs of the Company except to the extent the TBOC, the Certificate of Formation, or this Agreement restricts the powers, rights, and duties of a Manager.

“Member” means any Person admitted pursuant to this Agreement in the capacity of a Member, each for only so long as such Person remains as a member in accordance with the Certificate of Formation, this Agreement and the TBOC. If a Member Transfers its Membership Interest to a Person other than the Company, such transferring Member shall remain a Member in respect of such Membership Interest until a Transferee of a Membership Interest is admitted as a Member in respect of such Membership Interest in accordance with the Certificate of Formation, this Agreement, and the TBOC, if ever.

“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the economic risk of loss as determined under Sections 1.704-2(b)(4) and 1.752-2 of the Regulations.

“Member Nonrecourse Debt Minimum Gain” has the same meaning as “partnership nonrecourse debt minimum gain” as set forth in Section 1.704-2(i)(2) of the Regulations and as determined under Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to a Member Nonrecourse Debt as Section 1.704-2(i)(2) of the Regulations.

“Membership Interest” means, with respect to any Member, the Member’s share of profits and losses of the Company and the Member’s right to receive distributions of the Company’s assets arising as the result of the ownership of one or more Units. Except as expressly set forth in this Agreement or the Certificate of Formation, the rights of a Transferee who has not been admitted as a Member will be no greater than the rights mandated by the TBOC and, to the extent the rights mandated by the TBOC may be denied, they are hereby expressly denied. A Membership Interest does not include the Status Rights unless the Person holding such Membership Interest has been admitted as a Member of the Company.

“Net Profit” or “Net Loss” means, for each Adjustment Period, the Company s taxable income or taxable loss for such Adjustment Period, as determined in accordance with Section 703(a) of the Code and Section 1.703-1 of the Regulations (and for this purpose all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code will be included in taxable income or taxable loss), but with the following adjustments:

(a) Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during the Adjustment Period will be taken into account in computing the taxable income or taxable loss as if it were taxable income;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for the Adjustment Period, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, will be taken into account in computing the taxable income or taxable loss as if they were deductible items;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of “Gross Asset Value” in this Section 1.1, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) The depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss shall be taken into account for such Adjustment Period in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations; and

(f) Notwithstanding any other provisions of this definition, any items that are specially allocated pursuant to Section 4.3 or Section 4.4 shall not be taken into account in computing Net Profit or Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.3 or Section 4.4 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Operating Expenses” means all ordinary and necessary costs, expenses, or charges with respect to the Company’s operations, including, without limitation, payments of interest and principal and other monetary obligations due under any loan made to the Company; cost of goods and services sold, selling, general and administrative expenses; labor; employee training and other benefits; working capital investments; development costs; accounting, legal, consulting and auditing fees; taxes payable by the Company; public or private utility charges; sales and use taxes, payroll taxes and withholding taxes related thereto; management fees; buying, leasing, remodeling and maintenance of real property; marketing, promotional and other company sponsored promotions; working capital reserves as determined by the Manager in his sole discretion; and all other advertising, management, leasing, governmental approval, and other operating costs, expenses, and capital expenditures actually paid with respect to the Company’s business and operations generally.

“Original Agreement” has the meaning given it in the preamble of this Agreement.

“Partially Adjusted Capital Accounts” means, with respect to any Member as of the close of business on the last day of any Adjustment Period, the Capital Account of such Member as of the beginning of such Adjustment Period, after giving effect to all allocations of items of income, gain, loss, or deduction not included in Net Profit and Net Loss and all Capital Contributions and distributions during such period but before giving effect to any allocations of Net Profit or Net Loss for such period pursuant to Section 4.2, increased by (i) such Member’s share of Company Minimum Gain, as determined pursuant to Section 1.704-(2)(d) of the Regulations, as of the end of such Adjustment Period and (ii) such Member’s share of Member Nonrecourse Debt Minimum Gain, as determined pursuant to Section 1.704-(2)(i) of the Regulations, as of the end of such Adjustment Period.

“Participant” means a participant in the Long Term Incentive Plan, as further described on Exhibit B.

“Participant Agreement” means each certain Participant Agreement by and between the Company and a Participant being granted Class P Units pursuant to the terms and provisions of the Long Term Incentive Plan.

“Partnership Representative” has the meaning given such term in Section 9.4(a).

“Pass Thru Partner” has the meaning given such term in Section 9.4(b).

“Paving Member” has the meaning given such term in Section 9.2.

“Person” includes any individual, partnership, limited partnership, joint venture, corporation, limited liability company, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, trust, employee benefit plan, tribunal, governmental entity, department, agency, or other entity.

“Prime Rate” means the rate of interest per annum quoted in the “Money Rates” section of The Wall Street Journal from time to time and designated as the “Prime Rate”. If such prime rate, as so quoted, is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates. If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be determined by reference to another base rate, prime rate or similar lending rate index, generally accepted on a national basis, as selected by the Manager in his sole and absolute discretion.

“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

“Profits Interest” has the meaning given to such term in Section 3.1(b).

“Profits Interest Hurdle” means an amount set forth in each Participant Agreement reflecting the Incentive Liquidation Value of the relevant Class P Units at the time the units are issued.

“Project Area” means the area where Atlas Sand Company now or will operate, including Winkler County, Texas, Ward County, Texas, Crane County, Texas, and Andrews County, Texas.

“Proportionate Percentage” means, as to any Member, the percentage figure that expresses the ratio between the number of Units owned by such Member and the aggregate number of Units owned by all Members participating with the affected Member in any action for which the determination of Proportionate Percentage is relevant.

“Purchase Price” has the meaning given such term in Section 11.2(b).

“Qualifying Class P Units” has the meaning given to such term in Section 4.1(d).

“Regulations” means the income tax regulations promulgated under the Code and effective as of the date of this Agreement and any future amendments to the regulations and any corresponding provisions of succeeding regulations that are mandatory.

“Required Interest” means one or more Members of the Company who own more than 50% of the Units owned by all Members, and must include the Founding Member. For purposes of this definition, a Member is deemed to own a Class A Unit or Class B Unit with respect to which it has been admitted as a Member, even if the Class A Unit or Class B Unit has been Transferred, until a substitute Member is admitted with respect to such Unit.

“ROI” means the ratio of the cumulative Distributable Cash received by a Class B Member divided by the cumulative contributions made by the Class B Member.

“Second Hurdle Threshold” means when each Class B Member has achieved an IRR of 20% and a ROI of 2.0 to 1.0.

“Section” means a section of this Agreement, unless the text indicates otherwise.

“Securities Act” means the Securities Act of 1933, as amended.

“Separate Return” has the meaning given such term in Section 9.2.

“Separate Return Tax” has the meaning given such term in Section 9.2.

“Service Providers” has the meaning given such term in Section 13.19.

“Status Rights” means, with respect to any Membership Interest, any rights and powers of a Member in the Company to participate in the management of the business and affairs of the Company, and the rights to consent to or approve certain actions of the Company but not including the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deductions, and similar items of the Company.

“Subsection” means a subsection of this Agreement, unless the text indicates otherwise.

“Subsidiary” means an entity in which the Company directly or indirectly owns at least Majority of the equity.

“Target Capital Account” means, with respect to any Member as of the close of business on the last day of any Adjustment Period, an amount (which may be either a positive or a deficit balance) equal to the amount such Member would receive as a distribution if all assets of the Company as of such date were sold for cash equal to the Gross Asset Value of such assets, all the Company liabilities were satisfied to the extent required by their terms, and the net proceeds were distributed pursuant to Section 4.1.

“Tax Distribution” has the meaning given such term in Section 4.1(c).

“Tax Matters Partner” has the meaning given such term in Section 9.4.

“Tax Rate” means a rate (expressed as a percentage and which may be a blended rate) reasonably determined by the Manager which takes into account the tax character of the income (i.e., ordinary income, capital gain, or alternative minimum taxable income) allocated by the Company to the Members with respect to their Units, the amount of income from each different characterization allocated to such Members, and the tax rates applicable to such income characterizations; provided that in no event may the Tax Rate exceed the combined maximum marginal U.S. federal income tax rate applicable to ordinary income of individuals.

“TBOC” means the Business Organizations Code of the State of Texas, as amended, or, from and after the date any successor statute becomes, by its terms, applicable to the Company, such successor statute, in each case as amended at such time by amendments that are, at that time, applicable to the Company. All references to sections of the Business Organizations Code include any corresponding provision or provisions of any such successor statute.

“Terminated Participant” means any Participant with respect to which a Termination Event has occurred.

“Termination Event” means (i) with respect to any Participant, the termination for any reason, other than death or disability, of such Participant’s employment or consulting relationship with the Company (unless the relationship merely changes from employee to consultant) and (ii) with respect to any Participant, the institution against such Participant under Bankruptcy Law of any legal proceedings seeking reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution, or similar relief.

“Texas Securities Act” has the meaning given such term in Section 13.19.

“Third Hurdle Threshold” means when each Class B Member has achieved an IRR of 30% and a ROI of 3.0 to 1.0.

“Transfer” means, with respect to any item, (a) any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition of such item, any part thereof, or any interest therein, including, if the item is a Membership Interest, any pledge or assignment of rights to receive distributions under this Agreement, in each case whether voluntary or involuntary, and whether during a Person’s lifetime or upon or after the Person’s death, including any Transfer by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment; or (b) the act of making any of the foregoing.

“Transfer Notice” has the meaning given such term in Section 11.2(a).

“Transferee” means a Person to whom a Transfer is made.

“Transferring Member” has the meaning given such term in Section 11.2(a).

“Unit” means any Class A Unit, Class B Unit, or Class P Unit of the Company.

“Unrecaptured Section 1250 Gain” has the meaning given such term in Section 4.6(d).

“Working Capital Reserve” has the meaning given it in Section 4.7.

1.2 Other Definitions. Certain other terms are defined elsewhere herein and have the meanings so given them.

1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Unless the text indicates otherwise, all references to Articles, Sections , or Subsections are to articles, sections, or subsections of this Agreement and all references to Attachments and Exhibits are to attachments and exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes. All references in this Agreement to “dollars” or means United States of America dollars. The term “including” and variations of the term mean including without limitation. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions of this Agreement.

1.4 Interest Calculations. Any interest or amounts like interest that are to be calculated under this Agreement shall be computed on the daily outstanding balance of the amount on which interest or amounts like interest accrue hereunder. The calculation of interest and amounts like interest under this Agreement shall be made monthly and shall be computed on the basis of a fraction, the denominator of which is 365 and the numerator of which is the actual number of days in the period for which interest or amounts like interest are being calculated.

ARTICLE 2.

ORGANIZATION

2.1 Formation. The Company was organized on June 1, 2017 as a Texas limited liability company by filing the Certificate of Formation in the office of the Secretary of State of the State of Texas under and pursuant to the TBOC.

2.2 Name. The name of the Company is “Atlas Sand Management Company, LLC and all Company business must be conducted in that name or such other name or names as the Manager may select at any time and from time to time, in compliance with applicable law.

2.3 Purposes. The purpose for which the Company is organized is to own equity in and manage the business of its Subsidiaries, including Atlas Sand Company, and transact any or all lawful business for which limited liability companies may be organized under the TBOC. The Company is authorized to engage in any lawful activity approved by the Members, in addition to the particular purposes set forth in the preceding sentence.

2.4 Registered Office and Registered Agent. The registered office and registered agent of the Company in the State of Texas are as set forth in the Certificate of Formation. At any time and from time to time, the Manager may change the Company’s registered office and/or registered agent in the State of Texas in the manner provided in the TBOC.

2.5 Principal Office and Other Offices. The principal address and place of business of the Company and the place where the Company’s books and records will be kept or made available as required by the TBOC is currently located at 5914 W. Courtyard Drive, Suite 200, Austin, Texas 78730¬4918. The Manager may change the principal place of business of the Company and the place at which the Company’s books and records are kept or made available at any time and from time to time by notice to the Members. The Company may have such other office or offices as the Manager may designate at any time and from time to time by notice to the Members.

2.6 Foreign Qualification. Prior to commencing any activities in any jurisdiction other than the State of Texas, including opening any office in such other jurisdiction(s), the Manager shall, to the full extent required by or advisable under the laws of such jurisdiction (including to the extent required to limit the liability of the Members as contemplated by this Agreement and the TBOC), cause the Company to comply with all requirements for the qualification of the Company as a foreign limited liability company in such jurisdiction, including appointing a registered agent and maintaining a registered office in such jurisdiction.

2.7 Required Documents. Upon the reasonable request of the Manager, each Member shall immediately execute all certificates and other documents consistent with the terms of this Agreement necessary or desirable for the Manager to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements to form, operate, qualify, continue, and terminate the Company as (a) a limited liability company under the TBOC and the laws of the State of Texas and (b) a foreign limited liability company in all other jurisdictions where the Company proposes to operate.

2.8 Term. The existence of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Texas and shall continue until terminated following an event of dissolution.

2.9 Mergers, Conversions, and Exchanges. The Company may adopt and effect a plan of merger or a plan of conversion and may adopt and effect a plan of exchange if such action is approved by the Manager and is otherwise in compliance with the TBOC.

2.10 No Partnership. Other than for federal and state income tax purposes, the Members intend that the Company not be a partnership (including a limited partnership) or joint venture and that no Member or Manager be a partner or joint venturer of any other Member or Manager. This Agreement may not be construed to suggest otherwise.

ARTICLE 3.

MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

3.1 Authorized Units; Additional Members.

(a) The Company has authority to issue an unlimited number of Units of different classes or series, which initially shall be designated as Class A Units, Class B Units, and Class P Units, and any subsequent class or series of Units issued, and any subsequent class or series of Units issued pursuant to the terms of this Agreement. The rights, powers, preferences, duties, liabilities and obligations of holders of the Class A Units, Class B Units, and Class P Units shall be as set forth herein. Additional Units, of the same or different classes or series, having the same or different rights, powers, and duties as preexisting Units may be created and issued to Persons (including existing Members).

(b) Company and each Member hereby acknowledge and agree that, with respect to any Participant, such Participant’s Class P Units constitute a “profits interest” in the Company within the meaning of Rev. Proc. 93-27 (a “Profits Interest”), and that any and all Class P Units received by a Participant are received in exchange for the provision of services by the Participant to or for the benefit of the Company in a Service Provider capacity or in anticipation of becoming a Participant. The Company and each Participant who receives Class P Units hereby agree to comply with the provisions of Rev. Proc. 2001-43, and neither the Company nor any Participant who receives Class P Units shall perform any act or take any position inconsistent with the application of Rev. Proc. 2001-43 or any future Internal Revenue Service guidance or other Governmental Authority that supplements or supersedes the foregoing Revenue Procedures.

(c) Additional Members having the same or different rights, powers, and duties as preexisting Members may be admitted as Members, on such terms and conditions as the Manager may determine at the time of such issuance and admission. Any such admission is effective only after the new Member has executed and delivered to the Manager a document including the new Member’s address for notices, its agreement to be bound by this Agreement, its representation and warranty that the representations and warranties in Section 5.7 are true and correct with respect to the new Member, and any additional representations, warranties, and covenants as the Manager determine. Upon admission of a new Member, that new Member shall automatically be vested with the Status Rights related to the Units in respect of which such Member is admitted and the Manager shall reflect the authorization and/or issuance of any additional Units in an amendment to Exhibit A of this Agreement indicating the number and type of such additional Units, and their rights, powers, preferences and duties. The provisions of this Section shall not apply to Membership Interests that are Transferred by a Member. The rights, powers, preferences, duties, liabilities and obligations of holders of the Units shall be as set forth herein.

3.2 Capital Contributions. Each Member has committed to contribute, or contemporaneously with the execution of this Agreement, has contributed, to the capital of the Company the amount in cash or property that is set forth across from the name of such Member on Exhibit A, which contribution is such Member’s Capital Contribution to the Company. In exchange for such Capital Contribution, each Member is hereby issued the number of Class A Units, and is hereby admitted as a Member in respect of the Class A Units, shown across from the name of such Member on Exhibit A.

3.3 Units Owned. The Units owned by each Person who hereafter becomes a Member and any changes in the number of Units shall be as set forth in the records of the Company and Exhibit A will be deemed amended accordingly, without further act or deed. The Manager is hereby authorized to substitute a new Exhibit A (indicating the effective date) to reflect such new or changed number of Units owned by a Member. The records of the Company shall be prima facie evidence of the number of Units owned by any Person.

3.4 Additional Capital Contribution.

(a) General. The Members may make certain additional Capital Contributions (each, an “Additional Capital Contribution”) to the Company in accordance with the provisions of this Section 3.4.

(b) Funding Notice. Each time the Manager in good faith determines that the Company needs additional funds for a use that is consistent with the purposes of the Company, the Manager may, in his sole and absolute discretion, give notice (the “Funding Notice”) to each of the Members. Any Funding Notice issued by the Manager shall (i) specify the amount of the Additional Capital Contributions being requested, (ii) specify the number of Units to be issued in connection with any Additional Capital Contributions requested, (iii) state that each Member has a right to make Additional Capital Contributions in accordance with the provisions of this Section 3.4, (iv) state each Member’s pro rata share of such Additional Capital Contributions, based on each Member’s ownership of Units at such time, (v) specify the date on which any Additional Capital Contribution is due; and (vi) specify the account or accounts to which such Additional Capital Contributions should be paid.

(c) Voluntary Funding of Contributions and Loans. If a Funding Notice requests Additional Capital Contributions, each Member will have the right, but not the obligation, to make its pro rata share of such Additional Capital Contributions based on such Member’s relative ownership of Units at such time. Upon receipt of a Funding Notice from the Manager, each Member shall promptly notify the Manager as to whether such Member consents to provide its pro rata share of the requested funds. A Member who consents to provide the requested funds shall then make such Additional Capital Contribution, as the case may be, in accordance with this Section 3.4 and the Funding Notice.

(d) Terms of Capital Contributions. All Additional Capital Contributions made by a Member to the Company shall be payable in U.S. dollars and made by wire transfer of immediately available funds to the account or accounts designated by the Manager in the Funding Notice. Each Additional Capital Contribution shall be made by each Member on or before the due date specified in the Funding Notice and shall be deemed made on the date received by the Company.

(e) Non-consenting Members. If any Member does not consent to a Funding Notice or otherwise declines to make its pro rata portion of any Additional Capital Contribution, each non-declining Member may make an Additional Capital Contribution of any amount up to its pro rata portion (based on the relative Units owned at such time by each non-declining Member who desires to make an Additional Capital Contribution) of such declined amount. Such process shall be continued until the entire amount of the Additional Capital Contribution requested in the Funding Notice (have been made or each Member has made all of the Additional Capital Contributions that it desires to make.

3.5 Return of Contributions. Except as provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. Neither the Company nor any Member is liable for any unreturned Capital Contribution.

3.6 No Duty to Restore Negative Capital Account. Except to the extent otherwise expressly provided herein, a Member is not required to contribute or lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions or to make any distribution to any other Member, even if such first Member has a deficit balance in its Capital Account.

3.7 Capital Accounts. There shall be established for each Member a Capital Account on the books of the Company to be maintained and adjusted pursuant to this Agreement. The Manager, in his sole discretion, may maintain such other accounts for the Members as it deems necessary or appropriate for financial reporting purposes.

3.8 Other Provisions With Respect to Capital Contributions. Except as otherwise expressly provided in this Agreement, no Member shall be entitled to priority over any other Member with respect to a return of its Capital Contributions. No payment of fees, salary, or loans or of other amounts paid to a Member in transactions that are for fair value or that are approved by the Manager shall be considered a distribution or a return of Capital Contributions.

3.9 No Additional Contribution. No Member shall be required to make any contributions to the capital of the Company except to the extent provided by Section 3.4 or Section 4.6(a).

ARTICLE 4.

DISTRIBUTIONS AND ALLOCATIONS

4.1 Distributable Cash. Prior to the dissolution of the Company, Distributable Cash will be applied by the Company or distributed to the Members at such times as the Manager determines in his sole discretion as follows:

(a) To the Class A Members and the Class B Members pro rata in accordance with the Capital Ratio and in accordance with the respective number of Class A Units and Class B Units owned by the Class A Members and the Class B Members, respectively; and

(b) Further, subject to Section 4.1(d), the Class B Members Distributable Cash distributions shall be distributed to the Class B Members and the Participants as follows:

(i) First, 100% to the Class B Members pro rata in accordance with the respective number of Class B Units owned until such time as the First Hurdle Threshold has been achieved;

(ii) Second, 80% to the Class B Members pro rata in accordance with the respective number of Class B Units owned by each Class B Member and 20% to the Participants pro rata in accordance with the respective number of Class P Units owned by each Participant until the Second Hurdle Threshold has been achieved;

(iii) Third, 70% to the Class B Members pro rata in accordance with the respective number of Class B Units owned by each Class B Member and 30% to the Participants pro rata in accordance with the respective number of Class P Units owned by each Participant until the Third Hurdle Threshold has been achieved;

(iv) Fourth, 60% to the Class B Members pro rata in accordance with the respective number of Class B Units owned by each Class B Member and 40% to the Participants pro rata in accordance with the respective number of Class P Units owned by each Participant until the Fourth Hurdle Threshold has been achieved;

(v) Fifth, 50% to the Class B Members pro rata in accordance with the respective number of Class B Units owned by each Class B Member and 50% to the Participants pro rata in accordance with the respective number of Class P Units owned by each Participant until the Fifth Hurdle Threshold has been achieved; and

(vi) Thereafter, 50% to the Class B Members pro rata in accordance with the respective number of Class B Units owned by each Class B Member and 50% to the Participants pro rata in accordance with the respective number of Class P Units owned by each Participant.

(c) Notwithstanding the provisions of Section 4.1(b), in the event a Member requests in writing in any Adjustment Period that the Company make a Tax Distribution to such Member and the Company has a sufficient amount of Distributable Cash to make such Tax Distribution, the Company may, at the discretion of the Manager, distribute to the requesting Member cash in an amount equal to the product of (i) the taxable income of the Company for such Adjustment Period allocable to such Member multiplied by (ii) the Tax Rate (the “Tax Distribution”); provided, however, that (y) if the Company makes distributions pursuant to Section 4.1(b) during an Adjustment Period, such distributions shall reduce the amount of Tax Distributions the Company otherwise would be required to make and (z) if the aggregate amounts distributed to any Member for any Adjustment Period pursuant to this Section 4.1(c), including by way of advances, exceed the amount the Company was obligated to distribute to such Member pursuant to this Section 4.1(c) for such Adjustment Period, the amount of such excess shall be applied to reduce the amount the Company would otherwise be obligated to distribute to such Member pursuant to this Section 4.1(c) for the following Adjustment ^nod. The Capital Account of any Member to whom a Tax Distribution is made shall be debited accordingly. Amounts distributed under this Section 4.1(c) shall be deemed an advance of distributions under Section 4.1(b). For the avoidance of doubt, under this Section 4.1(c), holders of Class P Units shall have the same rights as Members holding Class A Units or Class B Units.

(d) It is the intention of the parties to this Agreement that distributions to any Participant with respect to the Class P Units be limited to the extent necessary so that the related interest constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Manager shall, if necessary, limit any distributions to any Participant with respect to its Class P Units so that such distributions do not exceed the available profits in respect of such Participant’s related Profits Interest. Available profits shall include the aggregate amount of profit and unrealized appreciation in all of the assets of the Company between the date of issuance of such Class P Units and the date of such distribution, it being understood that such unrealized appreciation shall be determined on the basis of the Profits Interest Hurdle applicable to such Unit. In the event that a Participant’s distributions and allocations with respect to its Class P Units are reduced pursuant to this Section 4.1(d), an amount equal to such excess distributions shall be treated as instead apportioned to the holders of Class A Units, Class B Units, and Class P Units that have met their Profits Interest Hurdle (such Class P Units, “Qualifying Class P Units”), pro rata in proportion to their aggregate holdings of Class A Units, Class B Units, and Qualifying Class P Units treated as one class of Units.

4.2 Allocation of Net Profit and Net Loss. After application of Section 4.3 and Section 4.4, Net Profit or Net Loss for each Adjustment Period shall be allocated among the Members so as to reduce, proportionately! in the case of any Net Profit, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Adjustment Period and, in the case of Net Loss, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Adjustment Period. No portion of Net Profit or Net Loss for any Adjustment Period shall be allocated to a Member, in the case of Net Profit, whose Partially Adjusted Capital Account is greater than its Target Capital Account or, in the case of Net Loss, whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Adjustment Period.

4.3 Special Allocations. The following special allocations will be made in the following order before allocations of Net Profit or Net Loss are made:

(a) Company Minimum Gain Chargeback. Notwithstanding any other provision^ this Agreement to the contrary, if in any Adjustment Period there is a net decrease in Company Minimum Gain, then each Member will first be allocated items of Gross Income for the Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with the provisions of Section 1.704-2(g) of the Regulations, that is attributable to the disposition of Company property subject to one or more nonrecourse liabilities of the Company that are not Member Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Members for the Adjustment Period, the Gross Income will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for the Adjustment Period.

(b) Minimum Gain Chargeback for Member Nonrecourse Debt. Notwithstanding any other provision of this Agreement to the contrary other than Subsection 4.3(a), if in any Adjustment Period there is a net decrease in Member Nonrecourse Debt Minimum Gain, then each Member will first be allocated items of Gross Income for the Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during the Adjustment Period (as determined in accordance with Section 1.704-2(i) of the Regulations) attributable to the disposition of Company property subject to one or more Member Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Members for the year, the Gross Income will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for the Adjustment Period.

(c) Qualified Income Offset. After application of Subsections 4.3(a) and 4.3(b), if in any taxable year a Member unexpectedly receives any adjustment, allocation, or distribution described in Sections 1.704-l(b)(2)(ii)(d)(4), (5), or (6) of the Regulations and if the Member has an Adjusted Capital Account Deficit, items of Gross Income will be allocated to the Member in the amount and in the manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation under this Subsection 4.3(c) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Subsection 4.3(c) were not in this Agreement.

(d) Gross Income Allocation. In the event a Member has a deficit Capital Account at the end of any Adjustment Period that is in excess of the sum of (i) the amount the Member is obligated to restore to the Company pursuant to any provision of this Agreement, (ii) the amount that the Member is deemed to be obligated to restore to the Company pursuant to Section 1.704-1 (b)(2)(ii)(c) of the Regulations, and (iii) the amounts that the Member is deemed to be obligated to restore to the Company pursuant to Sections 1,704-2(g)(l) and 1.704-2(i)(5) of the Regulations, items of Gross Income will be allocated to the Member in the amount and in the manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation under this Subsection 4.3(d) will be made only if and to the extent that the Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if Subsection 4.3(c) and this Subsection 4.3(d) were not in this Agreement.

(e) Company Nonrecourse Deductions. Company Nonrecourse Deductions for any Period shall be allocated to the Members pro rata in proportion to their respective ownership of Units. If the Manager determines in its good faith discretion that the Company Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Manager is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Adjustment Period or other period will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(g) Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Code Section 732(d), Code Section 734(b), or Code Section 743(b), the Capital Accounts of the Members will be adjusted pursuant to Section 1.704-l(b)(2)(iv)(m) of the Regulations.

4.4 Other Special Allocations.

(a) If the Company has Net Profit for any Adjustment Period (determined prior to giving effect to this Section 4.4) and the balance of any Member’s Partially Adjusted Capital Account is greater than the balance of its Target Capital Account, then the Member with such excess balance shall be specially allocated items of Company deduction or loss for such Adjustment Period (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account;

(b) If the Company has Net Loss for any Adjustment Period (determined prior to giving effect to this Section 4.4) and the balance of any Member’s Partially Adjusted Capital Account is less than the balance of its Target Capital Account, then the Member with such deficit balance shall be specially allocated items of Company income or gain for such Adjustment Period (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account; and

(c) If the Company has neither Net Profit nor Net Loss for any Adjustment Period (determined prior to giving effect to this Section 4.4) and, notwithstanding the application of Section 4.2, the balance of any Member’s Partially Adjusted Capital Account differs from the balance of its Target Capital Account, then the Member with a positive or negative difference, as the case may be, shall be specially allocated items of Company deduction or loss or income or gain, as the case may be, for such Adjustment Period (to the extent available) to eliminate the difference between its Partially Adjusted

Capital Account and its Target Capital Account; provided, however, that no Member shall be allocated any Net Loss or items in the nature of deduction or loss pursuant to Section 4.2 or this Section 4.4 to the extent that such allocation would cause or increase an Adjusted Capital Account Deficit. Allocations of Net Loss that would be made to a Member but for the proviso in the first sentence of this clause shall be made to the remaining Members to the extent not inconsistent with such proviso. To the extent allocations of Net Loss cannot be made to any Member because of such proviso, such allocations shall be made to the Members in accordance with their respective ownership of Units, notwithstanding such proviso.

4.5 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property < contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the Gross Asset Value of the property. In the event the Gross Asset Value of any Company property is adjusted pursuant to clause (b) of the definition of “Gross Asset Value” in Section 1.1, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder. Any elections or other decisions relating to allocations pursuant to this Section 4.5 will be made in any manner that the Manager determines in his sole discretion (including any manner that may benefit the Manager that is also a Member and its Affiliates). Allocations under this Section 4.5 are solely for purposes of federal, state, and local income taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, or other items or distributions under any provision of this Agreement.

4.6 Other Distribution and Allocation Rules.

(a) Withholding. Notwithstanding anything to the contrary contained in this Agreement, the Manager, in his sole good faith discretion, may withhold from any distribution of Distributable Cash or other cash or other property to any Member contemplated by this Agreement any amounts due from such Member to the Company. If any provision of the Code, the Regulations, or state or local law or regulations requires the Company to withhold any tax with respect to a Member’s distributive share of Company income, gain, loss, deduction, or credit, the Company will withhold the required amount and pay the same over to the taxing authorities as required by such provision. $he amount withheld will be deducted from the amount that would otherwise be distributed to that Member but will be treated as though it had been distributed to the Member with respect to which the Company is required to withhold. If at any time the amount required to be withheld by the Company exceeds the amount of money that would otherwise be distributed to the Member with respect to which the withholding requirement applies, then that Member will make a Capital Contribution to the Company equal to the excess of the amount required to be withheld over the amount, if any, of money that would otherwise be distributed to that Member and that is available to be applied against the withholding requirement. Each of the Members represents that such Member is not aware of any provision of the Code, the Regulations, or state or local law or regulations that currently requires withholding of any tax by the Company with respect to such Member.

(b) Allocations Upon Transfers of Membership Interests. If any Membership Interest is Transferred in compliance with the provisions of Article 11, on any day other than the first day of an Adjustment Period, then Net Profit, Net Loss, each item thereof, and all other items attributable to such Membership Interest for such Adjustment Period will be allocated to the transferor and to the Transferee by taking into account their varying interests during the Adjustment Period in accordance with Section 706(d) of the Code, using any permissible method selected by the Manager, in his sole discretion. Solely for purposes of making such allocations, for Transfers that occur on or prior to the 15th day of a calendar month, each of such items for the entire calendar month in which the Transfer occurs will be allocated to the transferor, and for Transfers that occur after the 15th day of a calendar month, each of such items for the entire calendar month in which the Transfer occurs will be allocated to the Transferee; provided, however, that gain or loss on a Transfer of all or substantially all of the Company assets or on a sale or other Transfer of a substantial capital asset of the Company not in the ordinary course of business, as determined by the Manager, will be allocated to the Person who is the holder of a Membership Interest on the date of such Transfer and any distribution of proceeds of any such Transfer will be made to the Person who is the holder of such Membership Interest on the date of such Transfer.

(c) Other Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and other allocations not otherwise provided for will be divided among the Members in the same proportions as they share Net Profit or Net Loss, as the case may be for the period during which such items were allocated.

(d) Recapture income. For purposes of determining the nature (as ordinary income or unrecaptured Section 1250 gain (as defined in Code Section 1(h)(6)(A) (“Unrecaptured Section 1250 Gain”))) of any item of Gross Income, income, or gain allocated among the Members for Federal income tax purposes pursuant to Section 4.2, Section 4.3, Section 4.4, the portion of such item required to be recognized as ordinary income pursuant to Code Section 1245 or Unrecaptured Section 1250 Gain shall be deemed to be allocated among the Members in the same proportion that they were allocated and claimed the tax depreciation deductions, or basis reductions, directly or indirectly giving rise to such treatment under Code Section 1245 or Code Section 1(h)(6), but each Member shall be allocated such amounts only to the extent that such Member is allocated any tax gain from the sale or other disposition of such property. The balance of such recapture, if any, shall be allocated to the Members whose share of tax gain exceeds their share of such recapture (“excess gain”), and such balance shall be allocated between such Members in the proportion in which the excess gain of such Member bears to the excess gains of all Members.

(e) Distributions. Distributions of cash or property in respect of a Unit will be made only to the Member who, according to the books and records of the Company, is the holder of such Units in respect of which such distribution is made on the date of such distribution. The date for any distribution of Distributable Cash will be determined by the Manager, in his sole discretion.

4.7 Working Capital Reserve. At any time and from time to time, the Manager may establish and maintain a reserve of working capital (the “Working Capital Reserve”). If and to the extent the Manager determines that funds in the Working Capital Reserve that have not been utilized by the Company are no longer required to be so maintained, such funds will be released from the Working Capital Reserve and treated as Distributable Cash.

ARTICLE 5.

MEMBERS AND THEIR RIGHTS,

OBLIGATIONS, REPRESENTATIONS, AND CERTAIN AGREEMENTS

5.1 Units, Name and Address of Members. The name, address and number of Units owned by each Member of the Company as of the Effective Date are set forth on Exhibit A. Any change in the status of a Person as a Member, the name, address and number of Units owned by each Person who later becomes a Member, and any change in the number of Units or address of any Member of which the Company is given notice will be as set forth in the records of the Company and Exhibit A will be deemed amended appropriately, without further act or deed. The Manager is hereby authorized to substitute a new Exhibit A (indicating its effective date) to reflect such additional and/or different information. The records of the Company shall be prima facie evidence of the status of any Person as a Member.

5.2 Liability for Capital Contributions. The Members shall be required to make Capital Contributions to the Company to the extent required by Article 3 and Section 4.6(a).

5.3 Liability to Third Parties. It is the intention of the Members that, to the fullest extent permitted by law, no Member shall be liable for the debts, obligations, or liabilities of the Company, including under a judgment, decree, or order of a court. Accordingly, no Member shall be required to make a Capital Contribution to the Company in excess of the contributions for which it is liable under Article 3.

5.4 Withdrawal. No Member has the right or power to withdraw from the Company as a member without the approval of all the Members of the Company.

5.5 Removal. Neither the Company, the Manager, nor any Member has the right or power to expel a Member as a member of the Company.

5.6 Lack of Authority. No Member (other than as a Manager or as an officer) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditure on behalf of the Company.

5.7 Representations and Warranties of Members. Each Member, by executing this Agreement or being admitted as a Member, hereby represents and warrants to the Company and each other Member the following:

(a) Authorization and Validity of Agreement. Such Member has full power and authority to execute and deliver this Agreement, to perform the obligations of such Member hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by such Member, and the consummation by such Member of the transactions contemplated hereby, have been duly authorized and approved by such Member. This Agreement has been duly executed and delivered by such Member and is a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent that its enforceability may be subject to applicable Bankruptcy Laws and to general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provision of any agreement, instrument, order, regulation, judgment, or decree to which such Member is subject or by which such Member or any asset of such Member is bound. Such Member is under no legal disability, contractual or otherwise, that prohibits such Member from entering into this Agreement and performing the obligations of such Member hereunder. Such Member is the sole party in interest in the Units of such Member under this Agreement and, as such, has all legal and equitable rights in such Units.

(b) Investment Intent. Such Member is acquiring its Membership Interest for investment and not with a view to or in connection with the distribution thereof within the meaning of the Securities Act or any state securities law, and such interest will not be Transferred by it in contravention of said Securities Act or any applicable state securities laws.

(c) Sophistication. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Company and its Membership Interest. Such Member is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

5.8 Power of Attorney. Each Member hereby appoints the Manager as that Member’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary and appropriate in the reasonable business judgment of the Manager in furtherance of the necessary business of the Company or complying with applicable law, including filings of the type described in Section 2.6 and Section 2.7 and amendments to or substitutions of Exhibit A specifically contemplated herein, and any other amendments to this Agreement to reflect any admission or withdrawal of a Member in accordance with the provisions of this Agreement or any other matter approved in accordance with the provisions of this Agreement. This power of attorney may also be used as expressly set forth in other provisions of this Agreement. This power of attorney is irrevocable, shall survive the death, disability, incapacity, insolvency, or dissolution of such Member, and is coupled with an interest. On request by a Manager, a Member shall confirm its grant of this power of attorney or any use of it by the Manager and shall execute, swear to /acknowledge, and deliver any such certificate, document, or other instrument.

5.9 Conflicts of Interest. Subject to the express provisions of this Section and this Agreement or any policy hereafter adopted by the Manager (which shall have prospective application only), each Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including those in direct competition with the Company, with no obligation to offer to the Company or any Member the right to participate therein, except that no Member may engage in or possess an interest in other business ventures operating in the same, similar, or related businesses as Atlas Sand Company within the Project Area. Actions in compliance with the foregoing sentence shall not be deemed wrongful or improper and neither the Company nor any Member shall have any right to participate therein. Unless the terms of a transaction between the Company and a Member or an Affiliate of a Member are proven to be unfair to the Company, the Company may transact business with any Member or any Affiliate of a Member.

5.10 Voting; Quorum. Each Member shall have one vote for each Class A Unit or Class B Unit owned by such Member. A Required Interest of the Members shall constitute a quorum for the taking of action of the Members. Except as otherwise required by this Agreement, all actions of the Members shall be taken upon majority vote of a quorum, or by written consent as provided herein.

5.11 Annual and Special Meetings. The Company shall hold annual meetings of the Members at the time and place determined by the Manager. A special meeting of the Members may be called at any time by the Manager or by any Member entitled to a vote at such meeting. Only business within the purpose or purposes described in the notice of special meeting may be conducted at such special meeting.

5.12 Place of Meetings. Meetings of the Members may be held at any place within or without the State of Texas designated by the Person or Persons calling such meeting as provided above. Meetings of the Members shall be held at the principal office of the Company unless another place is designated for meetings in the manner provided herein.

5.13 Notice. Except as otherwise provided by law, written or printed notice stating the place, day, and hour of each, meeting of the Members and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered, not less than ten (10) nor more than sixty (60) days before the date of the meeting by or at the direction of the Manager or the Person or Persons calling the meeting, to each Member entitled to vote at such meeting.

5.14 Procedure; Minutes. At meetings of the Members, business shall be transacted in such order as the Person or Person(s) calling the meeting may determine. The Manager shall appoint at each meeting a natural person to preside at the meeting (which person may be the Manager) and a natural person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting, which shall be delivered to the Company for placement in the minute book of the Company.

5.15 Action Without Meeting. Any action that may be taken, or that is required by law or the Certificate of Formation or this Agreement to be taken, at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the Member(s) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. The consent may be in one or more counterparts. The signed consent shall be placed in the minute books of the Company. For purposes of this Section, a telegram, telex, electronic mail, cablegram, or similar transmission by a Person or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Person or any other method of communication permitted by the corresponding provisions of the TBOC shall be regarded as signed by that Person. The record date for the purpose of determining Members entitled to consent to any action pursuant to this Section shall be determined in accordance with the principles in the TBOC.

5.16 Action by Telephone Conference. Subject to the requirements of the TBOC, the Certificate of Formation, or this Agreement for notice of meetings, Members may participate in and hold a meeting of Members by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE 6.

MANAGEMENT

6.1 Management by Manager. Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager; and (ii) the Manager may make all decisions and take all actions for the Company not otherwise provided for in this Agreement without seeking the approval or consent of the Members, including but not limited to the following:

(a) entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(b) making any expenditure and incurring any obligation it considers necessary or desirable for the conduct of the activities of the Company;

(c) doing and performing all acts as may be necessary or appropriate or desirable to the conduct of the Company’s business;

(d) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(e) acquiring and maintaining insurance covering Company assets;

(f) controlling any matters affecting the rights and obligations of the Company, including the conduct of litigation and other incurring of legal expense, and settling claims and litigation;

(g) determining distributions of Company cash and other property as provided in Section 4.1;

(h) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(i) preparing and distributing to the Members an annual report on the Company’s financial performance;

(j) applying for and obtaining governmental approvals or certificates with respect to the Company operations or the ownership or use of its properties or assets;

(k) amending or restating this Agreement to reflect the admission of a Member in accordance with the provisions of this Agreement;

(l) amending or restating the Certificate of Formation;

(m) acquiring, utilizing for Company purposes, and disposing of any asset of the Company;

(n) maintaining the assets of the Company in good order;

(o) selling; leasing, exchanging, or otherwise Transferring all or substantially all of the assets of the Company;

(p) approving any conversion, merger, consolidation, share or interest exchange, or other transaction authorized by or subject to Section 18-209 of the TBOC;

(q) forming and operating Subsidiaries of the Company to facilitate the business operations of the Company;

(r) collecting sums due the Company;

(s) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(t) engaging in transactions between the Company and any Member or Manager acting in and for its own account; and

(u) executing, acknowledging, delivering, filing and recording instruments or documents affecting the foregoing.

(v) approving dissolution of the Company; or

(w) commencing bankruptcy, receivership or any other insolvency proceeding.

6.2 Number; Term: Qualification. The Company shall have one (1) Manager. From and after the Effective Date, the Founding Member shall be the Manager. Each Manager shall hold office until such Manager’s death, disability, or voluntary resignation. No Manager need be a Member, a resident of the State of Texas, or a citizen of the United States.

6.3 Resignation, Death or Disability. The Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Members. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

6.4 Vacancies. Any vacancy created by the resignation, disability, or death a Manager shall be filled by a Required Interest of the Members; provided, however, that if the vacancy was created by the death or disability of the Founding Member, the vacancy may be filled by the majority in interest of the remaining Members.

6.5 Regular Meetings. The Manager may hold regular meetings at his discretion, and such meetings may be held without notice at such times and places as may be determined by the Manager.

6.6 Action Without Meeting. Any action that may be taken, or that is required by law, the Certificate of Formation, or this Agreement to be taken, at any annual or special meeting of the Manager may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall have been signed by Manager. The consent may be in one or more counterparts. The signed consent shall be placed in the minute bookof the Company. For purposes of this Section, a telegram, telex, electronic mail, cablegram, or similar transmission by a person or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a person or any other method of communication permitted by the corresponding provisions of the TBOC shall be regarded as signed by that person.

6.7 Compensation. The Manager shall serve without compensation unless otherwise determined by the Required Interest of the Members and except as otherwise provided herein. The Manager shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their services hereunder, including the portion of their overhead reasonably allocable to Company activities.

6.8 Conflicts of Interest. Subject to the express provisions of this Section and this Agreement or any policy hereafter adopted by the Manager (which shall have prospective application only), the Manager may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including those in direct competition with the Company, with no obligation to offer to the Company or any Member the right to participate therein, except that the Manager may not engage in or possess an interest in other business ventures operating in the same, similar, or related businesses as Atlas Sand Company within the Project Area. Actions in compliance with the foregoing sentence shall not be deemed wrongful or improper and neither the Company nor any Member shall have any right to participate therein. Unless the terms of a transaction between the Company and a Manager or an Affiliate of a Manager are proven to be unfair to the Company, the Company may transact business with any Manager or any Affiliate of a Manager.

6.9 Liability to Third Parties. To the fullest extent permitted by law, no Manager shall be liable for the debts, obligations, or liabilities of the Company, including under a judgment, decree, or order of a court.

6.10 Standard of Conduct. The Manager shall be liable for acts, errors, or omissions in performing their duties with respect to the Company ONLY if such performance is not authorized by this Agreement and constitutes bad faith, gross negligence, or willful misconduct. THE MANAGER IS NOT LIABLE FOR ERRORS OR OMISSIONS IN PERFORMING HIS DUTIES WITH RESPECT TO THE COMPANY FOR ANY OTHER REASON, INCLUDING HIS SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE. Furthermore, the Manager is not liable for any action that he may take in reliance on the statements, valuations, information, opinions that were prepared or presented by legal counsel, public accountants, investment bankers or other persons as to matters the Manager believed were within the person’s professional or expert competence.

6.11 Affiliates. Except as otherwise provided herein, any Manager shall be entitled to deal with its respective Affiliates in the performance of its duties and obligations under this Agreement.

ARTICLE 7.

OFFICERS

7.1 Election: Qualifications. The Manager may, at any time and from time to time, designate one or more natural persons to be officers of the Company and may assign titles to particular officers. No officer need be a resident of the State of Texas, a Member, or a Manager. Any number of offices may be held by the same person.

7.2 Authority. Any officers designated by the Manager shall have such authority and perform such duties as the Manager may, at any time and from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the TBOC, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Manager pursuant to this Section 7.2.

7.3 Term. Each officer shall hold office at the pleasure of the Manager or until such officer’s earlier death, resignation, or removal from office.

7.4 Vacancies. Any vacancy occurring in any office of the Company may be filled by the Manager.

7.5 Resignation. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

7.6 Removal. Any officer designated by the Manager may be removed by the Manager with or without cause. Designation of an officer or agent shall not of itself create contract rights or rights to employment.

7.7 Compensation. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed at any time and from time to time by the Manager.

7.8 Conflicts of Interest. The Company may transact business with any officer or any Affiliate of any officer so long as the terms of those transactions are not unfair to the Company. This provision shall not be construed to relieve an officer of the responsibility to act in the best interests of the Company.

7.9 Liability to Third Parties. To the fullest extent permitted by law, no officer of the Company shall be liable for the debts, obligations, or liabilities of the Company, including under a judgment, decree, or order of a court.

ARTICLE 8.

INDEMNIFICATION

8.1 RIGHT TO INDEMNIFICATION. EACH COVERED PERSON WHO WAS, IS, OR IS THREATENED TO BE MADE A NAMED DEFENDANT OR RESPONDENT IN A PROCEEDING BY REASON OF THE FACT THAT SUCH PERSON (OR ANOTHER PERSON OF WHICH SUCH FIRST PERSON IS THE LEGAL REPRESENTATIVE) IS OR WAS A COVERED PERSON SHALL BE INDEMNIFIED BY THE COMPANY TO THE FULLEST EXTENT PERMITTED BY THE CONCEPTS CONTAINED IN THE TBOC (with the terms therein to be interpreted in the context of a limited liability company); provided, however, no such Person shall be indemnified with respect to any action that arises as a result of an act or omission by such Person that (i) constitutes bad faith, active and deliberate fraud, dishonesty, willful neglect, willful misconduct, or gross negligence, (ii) is outside the scope of authority of the Person under this Agreement, (iii) results in such Person or any of such Person’s Affiliates actually and knowingly receiving an improper benefit in money, property, or services, (iv) is criminal if such Person had reasonable cause to believe that such act or omission was criminal, or (v) is a material breach of any of the obligations of such Person under this Agreement (other than the obligations to make a Capital Contribution); provided, further, however, that no Covered Person nor any of its Affiliates will lose the right to be indemnified under the foregoing clause with respect to any act or omission on its part that was based upon the advice of counsel, or other expert, professional, or other Person on which it is commercially reasonable to rely if the Person reasonably believed it was entitled to rely on such advice. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 8 COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE AND UNDER THEORIES OF STRICT LIABILITY.

8.2 Advance Payment. The right to indemnification conferred in this Article 8 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 8.1 who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that such Person has met the standard of conduct necessary for indemnification under this Article 8 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article 8 or otherwise. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within ninety (90) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim.

8.3 Defense to Payment. It shall be a defense to any such action that such indemnification or advancement of costs of defense under this Article 8 is not permitted under the TBOC, but the burden of proving such defense shall be on the Company. Neither (a) the failure of the Company and the Manager, arbitrator(s), special legal counsel, and Members to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor (b) an actual determination by the Company (acting through its Manager or any committee thereof, arbitrator(s), special legal counsel, or Members) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible under this Article 8.

8.4 Rights Continue After Death. In the event of the death of any Person having a right of indemnification or advancement of costs of defense under the provisions of this Article 8, such right shall inure to the benefit of such Person’s heirs, executors, administrators, and personal representatives.

8.5 Indemnification of Officers, Employees, and Agents. The Company, by adoption of a resolution of the Manager, shall indemnify and advance expenses to an officer, employee, or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Manager under this Article 8; and the Company may indemnify and advance expenses to Persons who are not or were not Managers, officers, employees, or agents of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic Person against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of such Person’s status as such to the same extent that it may indemnify and advance expenses to the Manager under this Article 8.

8.6 Appearance as a Witness. Notwithstanding any other provision (of this Article 8, the Company may pay or reimburse expenses incurred by a Manager or an officer in connection with such Manager’s or officer’s appearance (due to the Manager’s or officer’s status as such) as a witness or other participation in a Proceeding at a time when such Manager or officer, as the case may be, is not a named defendant or respondent in the Proceeding.

8.7 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 8 shall not be exclusive of any other right which the Manager or another Person indemnified pursuant to this Article 8 may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation or this Agreement, vote of Members, vote of the Manager, or otherwise.

8.8 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer, employee, or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic Person against any expense, liability, or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability, or loss under this Article 8.

8.9 Member Notification. To the extent required by law, any indemnification of or advancement of expenses to the Manager in accordance with this Article 8 shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the twelve-month period immediately following the date of the indemnification or advance.

8.10 Savings Clause. If this Article 8 or any portion shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager or any other Person indemnified pursuant to this Article 8 as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or Proceeding, whether civil, criminal, administrative, or investigative to the full extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.11 Nature of Rights. Each right under this Article 8 shall be a contract right and as such shall run to the benefit of any Manager who is elected and accepts the position of Manager of the Compal or elects to continue to serve as a Manager of the Company while this Article 8 is in effect. Any repeal or amendment of this Article 8 shall be prospective only and shall not limit the rights of any such Manager or the obligations of the Company with respect to any claim arising from or related to the services of such Manager in any of the foregoing capacities prior to any such repeal or amendment of this Article 8.

8.12 Waiver of Members’ Fiduciary Duties.

(a) No Member, in its capacity as a Member, shall have any fiduciary or other duty to the Company, any other Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing and other than such Member’s express obligations under this Agreement, as applicable.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NO MEMBER (IN HIS, HER OR ITS CAPACITY AS A MEMBER) OR MANAGER (IN HIS, HER OR ITS CAPACITY AS& MANAGER) SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS CONTROLLED AFFILIATES, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY

APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH MEMBER HEREBY RELEASE EACH OTHER MEMBER (IN HIS, HER OR ITS CAPACITY AS A MEMBER) AND MANAGER (IN HIS, HER OR ITS CAPACITY AS A MANAGER) FOR ANY SUCH DAMAGES.

ARTICLE 9.

TAXES

9.1 Preparation of Tax Returns. Except as provided in Section 9.2, the Manager shall arrange for the preparation of all returns of Company income, gain, loss, deduction, credit, and other items necessary for federal, state, and local income tax purposes and shall use commercially reasonable efforts to cause the same to be filed in a timely manner. The Manager shall use commercially reasonable efforts to furnish to the Members a copy of each such return, together with any tax information reasonably required for federal and state income tax reporting purposes. Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed. The Manager shall use commercially reasonable efforts to furnish to the Members, if required, within seventy-five (75) days after the end of each calendar year quarter of the Company, the tax information reasonably required for the Members to determine quarterly tax estimated payments.

9.2 Texas Franchise Tax Reporting and Liability. The Manager shall arrange for the preparation and filing of a separate Texas franchise tax return on behalf of the Company for each tax period of the Company (each a “Separate Return”) and pay the amount of any tax liability reflected thereon as a Company expense. Notwithstanding the preceding sentence, if the Company is required to be included as a member of a combined group for Texas franchise tax purposes (the “Combined Group”) for any applicable tax period (“Combined Report Year”), the Company shall be responsible for paying and shall indemnify any other member of the Combined Group (the “Paying Member”) for any Texas franchise taxes for which the Company would have been liable for that year, computed as though the Company had filed a Separate Return for such year (such amount, the “Separate Return Tax”). The intent of this subsection is that the Company should make the Paying Member whole, without more, by reimbursing the Paying Member only to the extent of the Company’s Separate Return Tax and any ambiguity in the interpretation hereof shall be resolved, with a view to effectuating such intent.

9.3 Tax Elections. The Manager shall determine whether to make any available tax election. Neither the Company, the Manager, nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law,, and no provision of this Agreement (including Section 2.10) shall be construed to sanction or approve such an election.

9.4 Tax Matters Member. The Founding Member shall act as the tax matters partner of the Company (the “Tax Matters Partner”) pursuant to, and for purposes of, Section 6231(a)(7) of the Codie (prior to amendment by the 2015 Act;), and, subject to this Section 9.4, shall exercise all rights, obligations and duties of a tax matters partner under the Code.

(a) The Founding Member shall act as the partnership representative of the Company (the “Partnership Representative”) pursuant to Section 6223(a) of the Code (as amended by the 2015 Act) for any Post-TEFRA Period. The Founding Member is authorized to take (or cause the Company to take) such other actions as may be necessary pursuant to Treasury Regulations or other guidance to cause the Founding Member to be designated as the “partnership representative” and each Member agrees to consent to such designation to the extent requested by the Founding Member.

(b) Each Person (for purposes of this Section 9.4 called a “Pass Thru Partner”) that holds or controls an interest as a Member on behalf of or for the benefit of another person or persons,, or which a Pass Thru Partner is beneficially owned (directly or indirectly) by another person or persons shall, within thirty (30) days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Company holding such interests through such Pass Thru Partner. In the event the Company shall be the subject of an income tax audit by any Federal (for a Post-TEFRA Period), state or local authority, to the extent the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Company and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Company.

(c) The Partnership Representative shall have the right to make on behalf of the Company any and all elections and take any and all actions that are available to be made or taken by the Tax Matters Partner under the Code or by the Partnership Representative or the Company under the 2015 Act (including an election under Section 62216 of the Code, as amended by the 2015 Act and as the same may subsequently be amended), and the Members shall take such actions requested by the Partnership Representative consistent with any such elections made and actions taken by the Partnership Representative. including filing amended tax returns and paying any tax due in accordance with Section 6225(c)(2) of the Code as amended by the 2015 Act, it being understood that no such amended tax return shall be filed in accordance with such section with respect to the Company without the advance written consent of the Partnership Representative in its sole discretion. The Partnership Representative shall have the authority to amend this Agreement to make any changes in good faith consultation with the Company’s tax accountants and tax counsel as are necessary or appropriate: (x) to reduce any Company level assessment under Section 6226 of the Code, as set forth in the 2015 Act, (y) to determine any apportionment of any tax, or (z) to comply with the 2015 Act and administrative, judicial or legislative interpretations thereof or changes thereto.

(d) Each Member shall provide to the Partnership Representative such information (or, if applicable, certify as to filing of initial or amended tax returns;), as is reasonably requested by the Partnership Representative to enable the Partnership Representative (i) to reduce any Company level assessment under Codie Section 6226 as amended by the 2015 Act and as the same may subsequently be amended, (ii) to determine the allocation of any item of income, gain, loss, deduction, or credit of any such Company level assessment among the Members, in good faith consultation with the Company’s tax accountants and tax counsel, (iii) to elect out of the 2015 Act or (iv) to comply with or be eligible to invoke any aspect of the 2015 Act in any other respect.

(e) In the event the Company incurs any liability for taxes, interest or penalties pursuant to the 2015 Act:

(i) The Partnership Representative may cause the Members (including any former Member) to whom such liability relates, as determined by the Partnership Representative, in its sole good faith discretion, to pay, and each such Member hereby agrees to pay, such amount to the Company, and such amount shall not be treated as a Capital Contribution;

(ii) Any amount not paid by a Member (or former Member) at the time requested by Partnership Representative shall accrue interest at the rate of eight percent (8%) per annum, compounded quarterly, until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by Partnership Representative, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages;

(iii) Without reduction in a Member’s (or former Member’s) obligation under clauses (i) and (ii) of this Section 9.4(e), any amount paid by the Company that is attributable to a Member (or former Member), as determined by the Partnership Representative in its reasonable good faith discretion, and that is not paid by such Member pursuant clauses (i) and (ii) of this Section 9.4(e) shall be treated for purposes of this Agreement as (y) a distribution to such Member (or former Member), and (z) a reduction to such Member’s Capital Account balance; and

(iv) The Company may deduct from, and set off against, any distribution or other amount otherwise due or payable to a Member (or former Member) by the Company pursuant to this Agreement or otherwise, the payment obligations of such Member (or former Member) under clauses (i) or (ii) of this Section 9.4(e).

ARTICLE 10.

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.1 Maintenance of Books. The Company will keep or cause to be kept appropriate books and records of accounts with respect to the Company’s business and minutes of the proceedings of its Members and its Manager at the principal office of the Company or other office as the Manager may designate for that purpose.

(a) The Company shall furnish to each Member, within one hundred twenty (120) days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such Fiscal Year and the related consolidated statements of income, Members’ equity and cash flows for the Fiscal Year then ended, prepared in accordance with GAAP.

(b) The Company shall furnish to each Member, within seventy-five (75) days after the end of each of the first three (3) quarters of each Fiscal Year, a consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such quarter and the related consolidated statements of income, Members’ equity and cash flows for the fiscal quarter then ended, prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

10.2 Accounts. The Manager shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Manager determines. The Manager may not commingle the Company’s funds with the funds of any Member.

10.3 Investments. Company funds may be invested in a manner that is approved by the Manager.

10.4 Access to Books and Records. Any Member shall have the right to obtain from the Manager upon twenty (20) Business Days’ prior notice to the Manager, for any proper purpose stated in such notice and related to the Member’s Membership Interest, access during the Company’s normal business hours to the books and records of the Company, and such books and records may be copied at the expense of the requesting Member.

10.5 Confidentiality. The Company may impose reasonable restrictions on a Member’s access to the Company’s books and records to the extent necessary to protect the confidentiality of proprietary information of the Company, including a requirement that a Member seeking access to proprietary information enter into a confidentiality agreement with the Company on terms that are reasonable and customary.

ARTICLE 11.

RESTRICTIONS ON CERTAIN TRANSFERS

11.1 General Prohibition on Transfers.

(a) Except for Transfers made pursuant to the provisions of this Article 11, no Person may voluntarily Transfer a Membership Interest without the prior approval of the Manager. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article 11 is null and void.

(b) Subject always to Section 11.3 and Section 11.4, a Member may Transfer all or a portion of his, her or its Units (i) to any Affiliate, (ii) to any Person approved in writing by the Manager, (iii) to the Company, (iv) to a member of the Transferring Member’s Family Group, or (v) by a pledge of the Units to or for the benefit of any lender; provided, that any Transfer permitted by this Section 11.1(b) shall not release the Member from its obligations to the Company unless such obligations are assumed by the transferee in writing to the satisfaction of the Manager.

11.2 Matters Regarding Transfers of Units.

(a) Option to Purchase Upon Operation of Law. In the event a Transfer of Units is effected (and is not void as otherwise provided in this Agreement) by operation of law, including, but not limited to, any bankruptcy proceedings, foreclosure proceedings, reorganization, or any appointment of a receiver of the assets of such Member (“Transferring Member”), the Transferring Member will send to the Company and the other Members, within five (5) days after such Transfer, notice of such Transfer (“Transfer Notice”) which includes the name and address of the Transferee of such Units. Upon a Transfer pursuant to this Section 11.2(a), the Company has the right and option, but not the obligation, to purchase all or any lesser portion of the Transferred Units. Such right, if exercised, must be exercised by delivery of a written notice to the Transferring Member and the other Members within sixty (60) days after the Transfer Notice is received by the Company and the other Members. The Company may freely assign its option to purchase under this Section 11.2(a) to any Person. If the Company or its assignee fails to purchase all of the Units Transferred to the Transferee prior to the expiration of the option period, then the unpurchased Units transferred to the Transferee may be retained by the Transferee, subject to the terms and conditions of this Agreement; provided, however, that such Transferee may become a “Member,” as that term is used and defined herein, only upon the consent of the Members, and such Transferee shall execute such documents as are reasonably requested by the Company to acknowledge the Transferee’s obligation to be bound by the terms of this Agreement.

(b) Determination of Purchase Price. The purchase price (“Purchase Price”) that the Company or any Member, as the case may be, must pay for the Units that such party purchases under Section 11.2(a) will be determined as of the last day of the month immediately preceding (i) the date of the Transfer described in Section 11.2(a) (the “Determination Date”). The Purchase Price under Section 11.2(a) shall be equal to the Fair Value of the Units being purchased. All periods for exercise of the options set forth in this Agreement will not run until any necessary appraisal (as provided in the definition of “Fair Value”) has been completed.

(c) Payment of Purchase Price. The Purchase Price for any Units purchased under Section 11.2(a), may be paid by paying at least twenty percent (20%) of the total Purchase Price in immediately available funds at closing and payment of the remaining balance in equal quarterly installments over a period not exceeding ninety (90) days. All deferred obligations of the purchasers of the Units hereunder must be evidenced by a written promissory note bearing interest at the Prime Rate then in effect, which note shall be secured by the Units purchased utilizing such note.

11.3 Rights of Transferee; No Transfer of Status Rights. A Person who alleges to be a Transferee of a Membership Interest that was not Transferred in accordance with this Agreement has no rights of a Transferee, including the right to require any information or account of the Company’s transactions, to inspect the Company’s books, or to share in profits and losses, to receive distributions, and to receive allocations of income, gain, losses, deductions, credit, and similar items in respect of such Membership Interest. In such instance, the Company is entitled to treat the alleged transferor of a Membership Interest as the absolute owner thereof in all respects

(including with respect to the exercise of the Status Rights if it is then admitted as a Member with respect to such Membership Interest) and incurs no liability to any alleged Transferee for distributions to the Person owning such Membership Interest of record, for allocations of profit or loss, deductions, or credits to the Person owning such Membership Interest of record, or for transmittal of reports and notices required to be given to holders of Membership Interests to the Person owning such Membership Interest of record. Upon the Transfer of any or all of its Membership Interest, a Member shall continue to be a Member with respect to the Transferred Membership Interest or portion thereof and shall maintain the Status Rights associated with such Membership Interest unless and until the owner of such Membership Interest or portion thereof is admitted as a substitute Member in accordance with the provisions of Section 11.4. Unless and until the owner of a Membership Interest or any portion thereof is substituted as a Member in respect of such Membership Interest or portion thereof, ownership of a Membership Interest or any portion thereof only entitles the owner to share in profits and losses, to receive distributions, and to receive allocations of income, gain, losses, deductions, credit, and similar items in respect of such Membership Interest or portion thereof. Only the Person admitted as a Member in respect of a Membership Interest or any portion thereof has the power to exercise any rights or powers of a Member, including the Status Nights.

11.4 Substituted Members. No Transferee of a Membership Interest may become a substituted Member unless and until (a) with respect to any Transfer by a Person, the Person last admitted as a Member in respect of such Membership Interest has given the Transferee the right to such substitution; (b) (unless the Transferee is another Member) the Manager consents to such substitution; (c) the Transferee agrees in writing to become a Member bound by all of the terms and conditions of this Agreement; (d) the Transferee pays all reasonable expenses of the Company incurred in connection with the substitution and assumes all obligations of the Member for which it is to be substituted under this Agreement on terms satisfactory to the Manager; (e) the Transferee and the Member who is admitted in respect of such Transferred Membership Interest execute and deliver such instruments and agreements as counsel for the Company deems reasonably necessary or desirable to effect the substitution; (f) the Transferee delivers its written representation and warranty, on terms satisfactory to the Manager, that the representations and warranties in Section 5.7 are true and correct with respect to it; and (g) the Transferee provides evidence to the Manager of compliance with all other requirements of the TBOC and all state and federal securities laws, rules, and regulations. Upon admission of a substitute Member, that substitute Member shall automatically be vested with the Status Rights related to the Membership Interest in respect of which such Member is admitted and Exhibit A shall be, and shall be deemed to be, automatically amended to reflect such substitution, including any change in the identity and/or address of any or all of the Members resulting from such admission. Each Manager is hereby authorized to execute any amendments to this Agreement and to substitute a new Exhibit A (indicating the effective date) to reflect such substitution and such changes.

ARTICLE 12.

DISSOLUTION

12.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the written consent of the Manager; and

(b) entry of a decree of judicial dissolution of the Company under Section 11.051(5) of the TBOC.

The retirement, resignation, expulsion, or bankruptcy of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company (including by reason of a Transfer by a Member of its Membership Interest and the admission of a substitute Member in place of such first Member), shall not cause a dissolution of the Company.

12.2 Mechanics.

(a) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article 12.

(b) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 12.3.

(c) Upon dissolution of the Company, the Manager may cause any part or all of the assets of the Company to be sold in such manner as the Manager shall determine in an effort to obtain the best prices for such assets; provided, however that the Manager may distribute assets of the Company in kind to the Members to the extent practicable.

12.3 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by applicable law, except those to Members of the Company on account of their Capital Contributions; and

(b) Second, to the Members in accordance with the then-applicable paragraph of Section 4.1.

12.4 Distributions in Kind. If any assets of the Company are distributed in kind, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members. In the event that distributions in kind are made to the Members upon dissolution and liquidation of the Company, the Capital Account balances of such Members (as determined for purposes of IRS Regulation section 1.704-l(b)(2)(iv)) shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

12.5 Certificate of Termination. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, a Certificate of Termination shall be executed on behalf of the Company by the Manager or an authorized Member and shall be filed with the Secretary of State of Texas, and the Manager and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE 13.

GENERAL PROVISIONS

13.1 No Restrictions on the Company or Manager. Except as otherwise provided for in this Agreement or as expressly agreed by the Company, a Required Interest of the Members and the Manager in writing, nothing in this Agreement and/or any other agreement or relationship between a Member, on the one hand, and the Company and/or the Manager, on the other hand, will create or be construed or interpreted to create or imply any restriction on the ability of the Manager to take any and all action that it deems appropriate with respect to the Membership Interests, including selling or not selling Membership Interests, acquiring or not acquiring additional Membership Interests, or acquiring or not acquiring Membership Interests from any Member. Except as otherwise provided for in this Agreement or as expressly agreed by the Company, a Required Interest of the Members and the Manager in writing, nothing in this Agreement and/or any other agreement or relationship between a Member, on the one hand, and the Company and/or the Manager, on the other hand, will create or be interpreted to create or imply any requirement that the Manager take any action, including making capital contributions or loans to the Company.

13.2 Offset. If a Person (including any Member) has any outstanding obligation to pay money to the Company at a time that the Company or any Member is required to make any payment or distribution to the obligated Person, the Company may deduct the amount of the liability from its payment or distribution to the obligated Person and any Member may fulfill its requirement to make a payment to the obligated Person by paying the amount of the obligated Person’s liability to the Company instead of to the Person.

13.3 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, demands, and other communications hereunder must be in writing and must be personally delivered or delivered by facsimile, U.S. mail, certified mail, return receipt requested, postage prepaid, or courier service, if to a Member, to the address for such Member set forth an Exhibit A or, if to the Company or to a Manager, at the address for the Company or such Manager, as applicable. Each such notice, request, demand, or other communication will be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof if personally delivered, three days after deposit in the U.S. mail sent certified mail, return receipt requested, postage prepaid, or on the day specified to the courier service for delivery (if the day is one on which the courier service will give normal assurances that the specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this Section 13.3 will be deemed to have been given and received on the date actually received. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be actual receipt of the notice, request, demand, or other communication. Any party may change its address for purposes of this Section 13.3 by giving written notice of the change to all other parties in the manner hereinabove provided; provided, however, that any notice given to the prior address of such party will be deemed validly given if given no more than five (5) Business Days after such change notice is given.

13.4 Entire Agreement. This Agreement, including the Exhibits hereto constitutes the entire agreement of the Members and their respective Affiliates relating to the Company and supersedes all prior contracts or agreements with respect to the internal affairs of the Company, whether oral or written.

13.5 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.6 Amendment or Modification. Except to the extent this Agreement otherwise provides for a change to be effected without the approval required in this Section 13.6, this Agreement may be amended or modified at any time and from time to time only by a written instrument approved by the

13.7 Binding Effect; No Third Party Beneficiary. Each and every covenant, term, provision, and agreement herein contained will be binding upon each of the Members and their respective heirs, legal representatives, successors, and assigns and will inure to the benefit of each of the Members. Unless and until properly admitted as a Member, no Transferee will have any rights of a Member beyond those provided by the TBOC to assignees or otherwise expressly provided herein to assignees. The provisions of this Agreement, including those relating to Capital Contributions, are for the exclusive benefit of the Company. No third party shall have the right to enforce any of the provisions of this Agreement, except for Article 8.

13.8 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate of Formation or (b) any mandatory provision of the TBOC, the applicable provision of the Certificate of Formation or the TBOC shall control.

13.9 Arbitration. Any controversy or claim arising among the Members and the Manager out of or relating to this Agreement, or the breach thereof, shall be determined by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Mediation Procedures (“Commercial Rules”), which arbitration shall be held in Houston, Texas.

(a) There shall be three arbitrators. The parties agree that one arbitrator shall be appointed by each party within twenty (20) days of receipt by respondent of the Request for Arbitration (as such term is defined in the Commercial Rules), or in default thereof appointed by the AAA, in accordance with its Commercial Rules, and the third presiding arbitrator shall be appointed by agreement of the two party-appointed arbitrators within fourteen (14) days of the appointment of the second arbitrator or, in default of such agreement, by the AAA.

(b) The award rendered by the arbitrators shall be final, non-reviewable, non- appealable and binding on the parties and may be entered and enforced in any court having jurisdiction, and any court where a party or its assets is located (to whose jurisdiction the parties consent for the purposes of enforcing the award). The arbitrators will have no authority to award punitive or consequential damages.

(c) Except as may be required by law, neither a party nor the arbitrators may disclose the existence, content or results of any arbitration without the prior written consent of both parties, unless to protect or pursue a legal right.

13.10 Further Assurance. In connection with this Agreement and the transactions contemplated hereby, each Member and each other Person who owns a Membership Interest shall execute and deliver any additional documents and instruments and perform any additional acts that the Manager may deem necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.11 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

13.12 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions of this Agreement, including the restrictions on the transfer of Membership Interests set forth in Article 11, and (b) all of the provisions of the Certificate of Formation. Each Member and each Transferee of a Membership Interest upon receipt thereof hereby agrees that this Agreement constitutes adequate notice of all such provisions, including any notice requirement under Chapter 8 of the Uniform Commercial Code, and each Member hereby waives any requirement that any further notice thereunder be given.

13.13 Counterparts. This Agreement may be executed in any number of counterparts and shall be effective when each party hereto has executed at least one counterpart:, with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and evidence only one agreement:.

13.14 Execution by Facsimile. The manual signature of any party hereto that is transmitted to any other party by facsimile or other electronic means shall be deemed for all purposes to be an original signature.

13.15 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

13.16 Attorneys’ Fees. If any action is brought to enforce or interpret the terms of this Agreement (including through arbitration), the prevailing party will be entitled to its reasonable legal fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

13.17 Non-Waiver; Rights are Cumulative. Neither a failure of a party to this Agreement to exercise any power reserved to it in this Agreement or any ancillary agreement or to insist upon compliance by any other party hereto with any obligation or condition in this Agreement or any ancillary agreement nor any custom or practice of the parties at variance with the terms hereof or any ancillary agreement shall constitute a waiver of such first party’s rights to demand exact compliance with the terms of this Agreement or such ancillary agreement. Waiver by a party to this Agreement of any particular default shall not affect or impair such party’s right with respect to any subsequent default of the same or of a different nature; nor shall any delay, forbearance, or omission of such party to exercise any power or right arising out of any breach or default by any other party hereto of any of the terms, provisions, or covenants of this Agreement or under any ancillary agreement affect or impair such first party’s rights; nor shall such delay, forbearance, or omission constitute a waiver by such first party of any rights hereunder or under any ancillary agreement or rights to declare any subsequent breach or default.

13.18 Representation by Greenberg Traurig, LLP. The Members consent to Founding Member’s retention of Greenberg Traurig, LLP to represent the Founding Member. The Members other than the Founding Member further acknowledge and consent that Greenberg Traurig, LLP has represented the Founding Member in connection with the negotiation of this Agreement and represents only the Founding Member, and not any other Member, in connection with the negotiation of this Agreement. The Members other than the Founding Member acknowledge and consent that if Greenberg Traurig, LLP receives information from or about them that it believes the Founding Member should have in order to make decisions regarding the negotiation of this Agreement. Greenberg Traurig, LLP will have the right to share that information with the Founding Member. In representing the Founding Member, Greenberg Traurig, LLP will follow the directions of the Founding Member and will not be responsible for looking out for the interests of any other Member or notifying the Members other than the Founding Member of any decisions that might negatively affect the interests of such Members. The Members other than the Founding Member further acknowledge that they are represented by separate counsel with regard to their individual Units or, if not, have chosen to forego such representation without reliance on Greenberg Traurig, LLP.

13.19 Limits on Claims. Pursuant to the Texas Securities Act, Art. 581-1 et seq. (the “Texas Securities Act”), the liability under the Texas Securities Act of a lawyer, accountant, consultant, the firm of any of the foregoing, and any other Person engaged to provide services relating to an offering of securities of the Company (such Persons, “Service Providers”) is limited to a maximum of three times the fee paid by the Company or seller of the Company’s securities to the Service Provider for the services related to the offering of the Company’s securities, unless the trier of fact finds that such Service Provider engaged in intentional wrongdoing in providing the services. By signing below, each Member hereby acknowledges the disclosure provided in this paragraph.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the date first written above.

COMPANY:

ATLAS SAND MANAGEMENT COMPANY, LLC

By:	/s/ Ben M. Brigham
Name: Ben M. Brigham
Title: Manager

FOUNDING MEMBER:

/s/ Ben M. Brigham
Ben Brigham

SIGNATURE PAGE TO FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS SAND MANAGEMENT COMPANY, LLC

EXHIBIT A

MEMBER INFORMATION

(AS OF THE EFFECTIVE DATE)

[Intentionally Omitted.]

EXHIBIT A

EXHIBIT B

LONG TERM INCENTIVE PLAN

[Intentionally Omitted.]

EXHIBIT B-1

EXHIBIT C

CLASS B UNITS AND CLASS P UNITS

ALLOCATION OF DISTRIBUTIONS

	B Units	P Units	P Units	Hurdle Threshold	Both Are Required
					IRR	ROI
Until 1st Hurdle Threshold	100%	0%		First	NA	1.0 to 1.0
Until 2nd Hurdle Threshold	80%	20%		Second	20.00%	2.0 to 1.0
Until 3rd Hurdle Threshold	70%	30%		Third	30%	3.0 to 1.0
Until 4th Hurdle Threshold	60%	40%		Fourth	40%	4.0 to 1.0
Until 5th Hurdle Threshold	50%	50%		Fifth	50%	5.0 to 1.0
Thereafter	50%	50%

Exhibit C-1